Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – August 5, 2004

For Immediate Release	Contact:	John E. Kyees
Chief Financial Officer
(215) 564-2313

Urban Outfitters “Comp” Store Sales Jump by 26% -

Drives Record Second Quarter Revenues

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced sales for the three and six months ended July 31, 2004.

Total Company sales for the second quarter climbed to a record $189.5 million, a 54% increase over the same period last year. This sharp year-over-year increase in quarterly sales was driven by:

•	a 26% jump in total Company comparable store sales (over an 11% ‘comp’ store sales increase in the corresponding period last year)

•	new and noncomparable store sales of $27.7 million

•	a 100% spike in direct-to-consumer sales; and

•	a 28% surge in wholesale sales

Detailed by brand, comparable sales at our Anthropologie, Free People and Urban Outfitters stores rose by 25%, 41% and 27%, respectively.

“All of our brands continued to perform at extraordinary levels during the second quarter,” says Richard A. Hayne, Chairman and President, adding that “sales were very substantially above our plan throughout the quarter. More importantly, to date, customer reaction to our fall fashion assortments has been very strong across all Brands, product categories and geographic sectors.”

Total Company sales for the six months ended July 31, 2004, increased to a record $359.8 million, a 56% increase over the first six months of last year. Total Company comparable store sales jumped 29% for the six months, with Anthropologie comparable store sales up by 28%, Free People comparable store sales up by 47% and Urban Outfitters comparable store sales up by 31%.

Net sales for the three and six months were as follows:

	Three months ended July 31,		Six months ended July 31,
	2004	2003	2004	2003
	in thousands		in thousands
Urban Outfitters store sales	$90,841	$60,750	$169,409	$112,859
Anthropologie store sales	73,766	47,874	140,339	88,828
Direct-to-consumer sales	18,373	9,204	36,973	18,731
Free People sales	6,504	5,051	13,054	9,489

Total net sales	$189,484	$122,879	$359,775	$229,907

Management expects to release the Company’s financial and operating results for the three-month and six month periods ended July 31, 2004 on August 12, 2004.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 68 Urban Retail stores in the United States, Canada, and Europe; an Urban catalog and web site (www.urbanoutfitters.com); 58 Anthropologie stores in the United States; an Anthropologie catalog and web site (www.anthropologie.com); and Free People, the Company’s wholesale division, which sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through one Free People store.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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